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                                                                      EXHIBIT 4

                        NORTHBROOK LIFE INSURANCE COMPANY

                            FLEXIBLE PREMIUM DEFERRED
                          VARIABLE ANNUITY CERTIFICATE



NORTHBROOK LIFE INSURANCE COMPANY, A Stock Company, Home Office: Allstate Plaza, Northbrook, Illinois 60062



This Certificate is issued pursuant to the terms of Master Policy Number 64890006 issued by Northbrook Life Insurance Company to Dean Witter Reynolds Inc., called the Master Policyholder. This Certificate is subject to the terms of the Master Policy. This Certificate is issued in the state of Delaware and is governed by Delaware law.

Throughout this Certificate, "you" and "your" refer to the Certificate's owner. "We", "us" and "our" refer to Northbrook Life Insurance Company.

This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the accumulation phase and periodic income payments beginning on the payout start date.

This Certificate and the Master Policy do not pay dividends.

THE DOLLAR AMOUNT OF INCOME PAYMENTS OR OTHER VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, VARY TO REFLECT THE PERFORMANCE OF THE VARIABLE ACCOUNT.

PLEASE READ YOUR CERTIFICATE CAREFULLY

RETURN PRIVILEGE

If you are not satisfied with this Certificate for any reason, you may return it to us within 20 days after you receive it. We will refund any purchase payments allocated to the variable account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation; plus any purchase payments allocated to the fixed account.










     /s/ Michael J. Velotta                /s/ Louis G. Lower, II

         Secretary                              President


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TABLE OF CONTENTS
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ANNUITY DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3


THE PERSONS INVOLVED . . . . . . . . . . . . . . . . . . . . . . . . . . .4


ACCUMULATION PHASE . . . . . . . . . . . . . . . . . . . . . . . . . . . .5


PAYOUT PHASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8


GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 10


INCOME PAYMENT TABLES. . . . . . . . . . . . . . . . . . . . . . . . . . 11


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--------------------------------------------------------------------------------
ANNUITY DATA
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CERTIFICATE NUMBER:. . . . . . . . . . . . . . . . . . . . . . . . . . 44444444


ISSUE DATE:. . . . . . . . . . . . . . . . . . . . . . . . . . . . .May 7, 1996


INITIAL PURCHASE PAYMENT:. . . . . . . . . . . . . . . . . . . . . . $10,000.00
                                                                  Non-Qualified

OWNER: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . John Doe


ANNUITANT: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . John Doe
     AGE AT ISSUE: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     SEX:. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Male


PAYOUT START DATE: . . . . . . . . . . . . . . . . . . . . . . . . July 1, 2046
                                             (May be changed by notifying us no
                                         later than 30 days prior to this date)


INCOME PLAN: . . . . . . . . . . . . . . . . . . . . . . . Life with 10 years -
                                                        Unless Changed by Owner


ADMINISTRATOR: . . . . . . . . . . . . . . . .Northbrook Life Insurance Company
                                                      Annuity Services Division
                                                                 P.O. Box 94040
                                                        Palatine, IL 60094-4040


INITIAL ALLOCATION OF PURCHASE PAYMENTS:
     QUALITY INCOME PLUS:. . . . . . . . . . . . . . . . . . . . . . . . . .50%
     DIVIDEND GROWTH:. . . . . . . . . . . . . . . . . . . . . . . . . . . .50%




OWNER'S                           RELATIONSHIP
BENEFICIARY                        TO OWNER                     PERCENTAGE
-----------                       ------------                  ----------

Jeff Doe                              Son                          100%


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THE PERSONS INVOLVED


OWNER. Unless changed, the person(s) named at the time of application is (are) the owner(s) of this Certificate. The owner has all rights, title and interest in this Certificate. As owner, you will receive any income payments made under an income plan.

You may exercise all rights and options stated in this Certificate, subject to the rights of any irrevocable beneficiary.

You may change the owner or beneficiary at any time while the annuitant is alive. You may not change the annuitant under this Certificate.

Once we have received a satisfactory written request for a change of owner or beneficiary, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any such written request from you.

You may not assign an interest in this Certificate as collateral or security for a loan. Otherwise, you may assign benefits under this Certificate prior to the payout start date. No beneficiary may assign benefits under the Certificate until they are due. No assignment will bind us unless it is signed by you and filed with us. We are not responsible for the validity of an assignment.

If the owner is more than one person:

     "owner" as used in this Certificate means any and all persons named as the owner, unless otherwise indicated;

     any assignment or request for a change must be signed by all the persons named as the owner; and

     on the death of any one person named as owner, ownership rights, title and interest shall be retained by the surviving person(s) named as the owners. See the section titled Accumulation Phase for the details concerning the death of an owner.

ANNUITANT. The annuitant is the person whose life may affect the timing or amount of the payout under this Certificate. The owner is the annuitant unless a different annuitant has been designated.

BENEFICIARY. The death benefit is payable to the beneficiary if the sole surviving owner dies during the accumulation phase, subject to any prior claims. Details, including the special treatment of a beneficiary who is the owner's spouse,are stated in the section titled Accumulation Phase.

If the owner dies during the payout phase the surviving owner(s) will become the payee of any income payments scheduled to continue after the owner's death. If there are no surviving owners the beneficiary will become the payee of any such payments.

The beneficiary is as named in the most recent written request we have received from you. If you do not name a beneficiary or if the beneficiary named by you is no longer living when the death benefit becomes payable, the beneficiary will be:

     your spouse if living; otherwise

     your children equally if living; otherwise

     your estate.



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ACCUMULATION PHASE


ACCUMULATION PHASE DEFINED. The accumulation phase is the first of two phases in the life of your Certificate. During this period your cash value results from purchase payments made, investment experience of the variable account, interest credited to the fixed account, and charges deducted. Any withdrawals you make and associated charges, if any, will reduce your cash value.

The accumulation phase begins on the issue date stated on the Annuity Data page. This phase will continue until the payout start date unless the Certificate is terminated before that date. Time during the accumulation phase is measured in certificate years. Certificate years are those years that begin with the issue date or an anniversary of the issue date.

Your certificate will stay in force until the payout start date, unless your cash value is reduced to zero.

PURCHASE PAYMENTS. Purchase payments may be made at any time during the accumulation phase. While this certificate allows purchase payments after the initial purchase payment, they are not required. We may limit the amount of purchase payments we will accept. We will invest the purchase payments in the investment alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% to any of the investment alternatives. The total allocation must equal 100%. For each purchase payment, the minimum amount that may be allocated to the fixed account is $500.

Allocation of your purchase payments will be made as you requested at the time of application. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive this notification.

INVESTMENT ALTERNATIVES. Investment alternatives are the sub-accounts of the variable account and the fixed account.

VARIABLE ACCOUNT. The variable account for this Certificate is the Northbrook Variable Annuity Account II. This variable account is our separate investment account to which we allocate certain assets contributed under this and other certificates. These assets remain our property but will not be charged with liabilities arising from any other business we may have.

SUB-ACCOUNTS. The variable account is divided into sub-accounts. Each sub-account invests solely in the shares of the mutual fund(s) underlying that sub-account.

FIXED ACCOUNT.   Money in the fixed account will earn interest at the current rate in effect at the time of allocation or transfer to the fixed account for a period of one year. After the first year, a renewal rate will be declared.

Subsequent renewal dates will be on anniversaries of the first renewal date. The current rate and the renewal rate(s) will never be less than 4.5%.

Interest is credited to the fixed account daily during the accumulation phase. The rates we quote when referring to interest credits are effective annual interest rates. "Effective annual rate" means the yield earned when interest credits at the underlying daily rate have compounded for a full year.

CASH VALUE. Your cash value is equal to the sum of:

     the number of accumulation units you hold in each sub-account of the variable account multiplied by the accumulation unit value for that sub-account on the most recent valuation date; plus the total value you have in the fixed account.

ACCUMULATION UNITS. Amounts which you allocate to a sub-account of the variable account are used to purchase accumulation units in that sub-account. The accumulation unit value for each sub-account at the end of any valuation period is calculated by multiplying the prior value by the sub-account's net investment factor for the valuation period. The accumulation unit values may go up or down. Additions or transfers to sub-accounts of the variable account will increase the number of accumulation units for that sub-account. Withdrawals or transfers from sub-accounts of the variable account will result in cancellation of accumulation units from that sub-account.

VALUATION PERIOD. A valuation period is the time interval between the closing of the New York Stock Exchange on consecutive valuation dates. A valuation date is any date the New York Stock Exchange is open for trading except for days in which there is insufficient trading in the variable account's portfolio securities such that the value of accumulation or annuity units might not be materially affected by changes in the value of the portfolio securities.

NET INVESTMENT FACTOR. For each sub-account of the variable account, the net investment factor for a valuation period is (A) divided by (B), minus (C) where:

(A)is the sum of:

     (1) the net asset value per share of the mutual fund(s) underlying the sub-account determined at the end of the current valuation period, plus

     (2) the per share amount of any dividend or capital gain distributions made by the mutual fund(s) underlying the sub-account during the current valuation period.


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(B)  is the net asset value per share of the mutual fund(s) underlying the sub-account determined as of the end of the immediately preceding valuation period.

(C) is the sum of the annualized administrative expense and the annualized mortality and expense risk charges divided by 365 and then multiplied by the number of calendar days in the current valuation period.

TRANSFERS. Prior to the payout start date, you may transfer amounts between investment alternatives. You may make 12 transfers per certificate year without charge. Each transfer after the 12th transfer in any certificate year will be assessed a $25 transfer fee. Transfers are subject to the following restrictions:

     the minimum amount that may be transferred from an investment alternative is $100; if the total amount in an investment alternative is less than $100, the entire amount may be transferred;

     the minimum transfer to the fixed account is $500;

     the maximum amount which may be transferred from the fixed account to the variable account in any certificate year is limited to 25% of the value in the fixed account on the most recent certificate anniversary. If 25% of the most recent value is greater than zero but less than $1,000, then up to $1,000 may be transferred;

     if the first renewal interest rate is less than the current rate that was in effect at the time money was allocated or transferred to the fixed account, the 25% transfer restriction for that money and the accumulated interest thereon will be waived during the 60 day period following the first renewal date.

We reserve the right to waive the transfer fees and/or restrictions contained in this Certificate.

CHARGES. The charges for this Certificate include taxes as defined below, certificate maintenance charges, administrative expense charges, and mortality and expense risk charges. If withdrawals are made, the Certificate may be subject to early withdrawal charges.

TAXES. Any premium taxes or other taxes imposed on amounts relating to this Certificate may be deducted from purchase payments or cash values when the tax is incurred or at a later time.


CERTIFICATE MAINTENANCE CHARGE. The certificate maintenance charge will be deducted each year from your cash value to reimburse us for the expenses of maintaining this Certificate. This charge will never be greater than $30 per certificate year. Prior to the payout start date, the certificate maintenance charge will be deducted from your cash value on each certificate anniversary. The charge will be deducted on a pro-rata basis from each investment alternative in the proportion that your investment in each bears to your cash value. The certificate maintenance charge will also be deducted in full if the Certificate is surrendered on any date other than a certificate anniversary.

ADMINISTRATIVE EXPENSE CHARGE. Both before and after the payout start date, we will deduct an administrative expense charge from the assets in the variable account on a daily basis. The administrative expense charge is to reimburse us for administrative expenses incurred in maintaining this Certificate that are not covered by the certificate maintenance charge. The annualized administrative expense charge will never be greater than 0.10%. (See the calculation under Net Investment Factor). This charge will also be reflected in the net interest rate credited to assets in the fixed account.

MORTALITY AND EXPENSE RISK CHARGE. Both before and after the payout start date, we will deduct a mortality and expense risk charge from the assets in the variable account on a daily basis. The annualized mortality and expense risk charge will never be greater than 1.25%. (See the calculation under Net Investment Factor). This charge will also be reflected in the net interest rate credited to assets in the fixed account.

Our expense and mortality experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.

WITHDRAWAL AND SURRENDER. You have the right to make a partial withdrawal or full surrender at any time during the accumulation phase. You must specify the investment alternative(s) from which you wish to make a withdrawal. The amount of any withdrawal you request, plus an early withdrawal charge and premium taxes when applicable, will reduce your cash value.

Any withdrawal must be at least $500. If a withdrawal would leave a cash value of less than $500, we will treat the request as a full surrender.

If you surrender your Certificate, we will pay you its cash value, less any applicable early withdrawal charges and premium taxes, and the Certificate will terminate.

EARLY WITHDRAWAL CHARGE. An early withdrawal charge may be applied to a full surrender or partial withdrawal of cash value in excess of the free withdrawal amount. For the purpose of assessing an early withdrawal charge, withdrawals are assumed to come from purchase payments first, beginning with the oldest payment.

Early withdrawal charges will be based on the age(s) of the purchase payment(s) associated with the withdrawal according to the following schedule:


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                                                    Maximum
            Complete Certificate                  Withdrawal
            Years since Purchase                    Charge
            Payment was made                        Percent
            ------------------------------------------------

                    0                                  6%
                    1                                  5%
                    2                                  4%
                    3                                  3%
                    4                                  2%
                    5                                  1%
               6 or more                               0%

Once all purchase payments have been withdrawn, additional withdrawals will not be assessed an early withdrawal charge. The maximum aggregate early withdrawal charge is 6% of your purchase payments.

FREE WITHDRAWAL AMOUNT. A free withdrawal amount will be available in each certificate year. This free withdrawal amount may be withdrawn over the course of the certificate year without incurring early withdrawal charges. The free withdrawal amount is 15% of the amount of purchase payments as of the issue date or the most recent certificate anniversary, whichever is later.

As with all withdrawals, the free withdrawal amount will be assumed to come from the oldest remaining purchase payments first. Free withdrawal amounts not withdrawn in a certificate year are not carried over to increase the free withdrawal amount in a subsequent certificate year.

DEATH OF OWNER OR ANNUITANT. If you die prior to the payout start date, the new owner will be the surviving owner(s). If there is (are) no surviving owner(s), the new owner will be the beneficiary(ies). The new owner will have the options described in the Options of New Owner subsection below.

If you are owner and annuitant and you die, then the new annuitant will be the oldest new owner. However, if the new owner is a corporation, trust, or other non-natural person, the Certificate will terminate, the death benefit as described below will be paid to the new owner, and the new owner will not have the options described below.

If the annuitant, not also an owner, dies prior to the payout start date, we will pay you the death benefit described below, the Certificate will terminate, and you will not have the options described below.

OPTIONS OF NEW OWNER.  If the sole new owner is your spouse:

     Your spouse may elect, within 60 days of the date of your death, to receive the death benefit described below.

     If your spouse does not make this election, then the accumulation phase continues as if the death had not occurred. All ownership rights under the Certificate are then available to your spouse as the new owner.

 If the new owner is not your spouse, then this new owner has the following options:

     The new owner may elect, within 60 days of the date of your death, to receive the death benefit described below.

     The new owner may elect, within 60 days of the date of your death, to receive the settlement value payable in a lump sum within 5 years of your date of death.

     The new owner may elect, within one year of the date of your death, to receive the settlement value paid out under one of the income plans described in the Payout Phase section. The payout start date must be within one year of your date of death. Income payments must be over the life of the new owner or over a period not to exceed the life expectancy of the new owner.

     If the new owner does not make one of the above described elections, the settlement value will be paid to the new owner on the mandatory distribution date 5 years after your date of death.

Under any of these options, all ownership rights are available to the new owner from the date of your death to the date on which the death benefit or settlement value is paid.

DEATH BENEFIT.  The death benefit is the greater of:

     the sum of all purchase payments, less any withdrawals, applicable early withdrawal charges and premium tax; or

     the cash value on the date we receive due proof of death; or

     the cash value on the most recent death benefit anniversary, less any withdrawals, applicable early withdrawal charges and premium tax deducted from the cash value since that anniversary.

The death benefit anniversaries are those certificate anniversaries that are multiples of 6 certificate years, beginning with the 6th certificate anniversary. For example, the 6th, 12th and 18th certificate anniversaries are the first three death benefit anniversaries.

We will calculate the value of the death benefit at the end of the valuation period coinciding with our receipt of a complete request for payment of the death benefit. A complete request includes due proof of death.

SETTLEMENT VALUE. The settlement value is the cash value less any applicable early withdrawal charges and premium tax. We will calculate the settlement value at the end of the valuation period coinciding with the receipt of a request for payment or on the mandatory distribution date of 5 years after the date of death.


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PAYOUT PHASE

PAYOUT PHASE DEFINED. The payout phase is the second of the two phases in the life of your Certificate. During this period the cash value is applied to the income plan you choose and is paid out as provided under that plan.

The payout phase begins on the payout start date. It continues until we make the last payment as provided by the income plan chosen.

PAYOUT START DATE. The anticipated payout start date is shown on the Annuity Data page. You may change the payout start date by writing to us at least 30 days prior to the payout start date.

The latest payout start date is the later of:

     the annuitant's 85th birthday; or

     the 10th anniversary of this Certificate's issue date.

Unless changed as described above, we will use the payout start date shown on the Annuity Data page.

INCOME PLANS. An income plan is an arrangement for disbursing the cash value in installments. The cash value on the payout start date, less any applicable premium tax, will be applied to your choice of income plan from the following list:

1. LIFE INCOME WITH 120 MONTHS GUARANTEED. We will make monthly payments for as long as the annuitant lives. If the annuitant dies before 120 monthly payments have been made, we will pay the remainder of the 120 guaranteed monthly payments to the owner.

2. JOINT AND SURVIVOR LIFE INCOME. We will make monthly payments for as long as either the annuitant or any joint annuitant named by you lives. No income payments will be made after the deaths of both the annuitant and the joint annuitant.

3. PAYMENTS FOR A SPECIFIED PERIOD. We will make monthly payments beginning on the payout start date for a specified period. These payments do not depend on the annuitant's life. Income payments for less than 120 months may be subject to early withdrawal charges.

We reserve the right to accept other income plans.

INCOME PAYMENTS. Income payments may be based on the variable account, the fixed account or both. Your initial income payment will be based on the division of your cash value between the investment alternatives on the payout start date. Each income payment represents a sum of payments derived from each investment alternative in which you have an interest.

A portion of the certificate maintenance charge will be deducted from each income payment.

VARIABLE ACCOUNT. Income payments attributable to sub-accounts of the variable account will vary in accordance with the investment results of the mutual funds underlying the sub-accounts.

The amount of the first income payment from a sub-account of the variable account is calculated by applying the portion of cash value allocated to the sub-account, less any applicable premium tax, to the Income Payment Tables.

Subsequent income payments are based on the number of annuity units derived from dividing the first income payment by the sub-account's annuity unit value on the payout start date. The number of annuity units will remain the same unless a transfer is made between sub-accounts or the fixed account.

Variable account income payments after the first will be equal to the number of annuity units for each sub-account multiplied by the corresponding annuity unit value on the date of payment.

ANNUITY UNIT VALUE. The annuity unit value for each sub-account of the variable account at the end of any valuation period is calculated by:

     multiplying the prior value by the sub-account's net investment factor during the period; and then dividing the product by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%.

FIXED ACCOUNT. Income payment amounts derived from the fixed account are guaranteed for the duration of the income plan. Cash value from the fixed account, less any applicable premium tax, will be used to purchase a Single Premium Immediate Annuity from us. Income payments from the fixed account will at least be equal to an amount determined from the Income Payment Tables.

TRANSFERS. After the payout start date, no transfers may be made from the fixed account. Transfers between sub-accounts of the variable account, or from the variable account to the fixed account may not be made for six months subsequent to the payout start date. Transfers may be made once every six months thereafter. Transfers out of a sub-account of the variable account after the payout start date will cancel annuity units from that sub-account.


                                     Page 8
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PAYOUT TERMS AND CONDITIONS.  The income payments are subject to the following terms and conditions:

     Income payments will start on the first day of the calendar month that coincides with or next follows the payout start date.

     If we do not receive a written choice of income plan from you at least 30 days before the payout start date, we will use the income plan listed on the Annuity Data page.

     If you choose an income plan which depends on any person's life, we may require proof of age and sex before income payments begin.

     We may require proof that the annuitant or joint annuitant is still alive before we make any payment that depends on their continued life.

     After the cash value has been applied to an income plan on the payout start date, the income plan cannot be changed and no withdrawals can be made.

     Should the cash value be less than $2,000, or not be enough to provide an initial payment of at least $20, we reserve the right to:

          change the payment frequency to make the payment at least $20, or terminate the Certificate and pay you the cash value in a lump sum.


                                     Page 9
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GENERAL PROVISIONS

THE ENTIRE CERTIFICATE. The entire Certificate consists of the Master Policy, the Master Policy application, written enrollments, and any attached endorsements.

All statements made in written enrollments are representations and not warranties. No statement will be used by us in defense of a claim or to void a Certificate unless it is included in a written enrollment.

Only our officers may change the Master Policy or Certificate or waive a right or requirement. No other individual may do this.

The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate.

We may not modify this Certificate without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law.

INCONTESTABLE. We will not contest the validity of this Certificate after the issue date.

MISSTATEMENT OF AGE OR SEX. If any age or sex has been misstated, we will pay the amounts which would have been provided at the correct age or sex.

If we find the misstatement of age or sex after the income payments begin, we will:

     pay promptly the sum of all amounts that we underpaid plus due interest; or

     stop payments until the total of the omitted payments at the corrected amount plus due interest is equal to the total of the overpayments plus due interest.

For purposes of the Misstatement of Age or Sex provision, due interest will be calculated at an effective annual rate of 6%.

ANNUAL STATEMENT. At least once a year, prior to the payout start date, we will send you a statement containing information required by any applicable law.

SETTLEMENTS. We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the owner or annuitant prior to settlement of a death claim. Due proof of death is one of the following:

     a copy of a certified death certificate; or

     a copy of a certified decree of a court of competent jurisdiction as to a finding of death; or

     any other proof acceptable to us.

Any cash surrender or death benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Master Policy is issued.

DEFERMENT OF PAYMENTS. We will pay any amounts due from the variable account under this Certificate within seven days, unless:

     the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

     an emergency exists as defined by the Securities and Exchange Commission;
     or

     the Securities and Exchange Commission permits delay for the protection of Certificate holders.

We reserve the right to postpone payments or transfers from the fixed account for up to six months.

VARIABLE ACCOUNT MODIFICATIONS. We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the sub-accounts of the variable account. We will not substitute any shares attributable to your interest in a sub-account of the variable account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional sub-accounts of the variable account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments to such sub-accounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the variable account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.


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INCOME PAYMENT TABLES

The Income Payment Tables show the initial monthly income payment per $1,000 of cash value applied for each of the income plans listed in the Payout section. The Income Payment Tables are based on 3% interest and the 1983 Table a Annuity Mortality Tables with the following age adjustment. The age(s) of the annuitant and any joint annuitant at his or her last birthday on or prior to the payout start date will be set back one year for each six full years between January 1, 1983 and the payout start date. Income payments for ages not shown in this section will be determined on a basis consistent with that used to determine those that are shown.

                                           INCOME PLAN 1 - LIFE WITH 120 MONTHS GUARANTEED

                                        First Income Payment for Each $1,000 of Cash Value
--------------------------------------------------------------------------------------------------------------------------------
  Annuitant's                                 Annuitant's                                Annuitant's
      Age            Male        Female           Age            Male        Female          Age            Male         Female
--------------------------------------------------------------------------------------------------------------------------------

      35           $ 3.43        $ 3.25           49           $ 4.15         $ 3.82          63            $5.52         $4.97
      36             3.47          3.28           50             4.22          3.88           64             5.66          5.09
      37             3.51          3.31           51             4.29          3.94           65             5.80          5.22
      38             3.55          3.34           52             4.37          4.01           66             5.95          5.35
      39             3.60          3.38           53             4.45          4.07           67             6.11          5.49
      40             3.64          3.41           54             4.53          4.14           68             6.27          5.64
      41             3.69          3.45           55             4.62          4.22           69             6.44          5.80
      42             3.74          3.49           56             4.71          4.29           70             6.61          5.96
      43             3.79          3.53           57             4.81          4.38           71             6.78          6.13
      44             3.84          3.58           58             4.92          4.46           72             6.96          6.31
      45             3.90          3.62           59             5.02          4.55           73             7.13          6.50
      46             3.96          3.67           60             5.14          4.65           74             7.31          6.69
      47             4.02          3.72           61             5.26          4.75           75             7.49          6.88
      48             4.08          3.77           62             5.39          4.86



                                                 INCOME PLAN 2 - JOINT AND SURVIVOR

                                                 First Income Payment for Each $1,000 of Cash Value
-------------------------------------------------------------------------------------------------------------------------------
      Male                                                               Female Annuitant's Age
   Annuitant's      -----------------------------------------------------------------------------------------------------------
       Age            35        40           45            50           55           60           65           70           75
-------------------------------------------------------------------------------------------------------------------------------

       35           $3.09      3.16         3.23          3.28         3.32         3.36         3.39         3.41         3.42
       40            3.13      3.22         3.31          3.39         3.46         3.52         3.56         3.59         3.62
       45            3.17      3.28         3.39          3.50         3.60         3.69         3.76         3.82         3.86
       50            3.19      3.32         3.45          3.60         3.74         3.87         3.99         4.08         4.14
       55            3.21      3.35         3.51          3.68         3.87         4.06         4.23         4.38         4.49
       60            3.23      3.37         3.55          3.75         3.98         4.23         4.48         4.71         4.91
       65            3.24      3.39         3.58          3.80         4.07         4.38         4.72         5.06         5.38
       70            3.24      3.40         3.60          3.84         4.13         4.50         4.92         5.40         5.89
       75            3.25      3.41         3.61          3.86         4.18         4.58         5.08         5.68         6.37


                 INCOME PLAN 3 - PAYMENTS FOR A SPECIFIED PERIOD

                                          First Income Payment for Each
        Specified Period                      $1,000 of Cash Value
------------------------------------------------------------------------------

            10 Years                                 $9.61
            11 Years                                  8.86
            12 Years                                  8.24
            13 Years                                  7.71
            14 Years                                  7.26
            15 Years                                  6.87
            16 Years                                  6.53
            17 Years                                  6.23
            18 Years                                  5.96
            19 Years                                  5.73
            20 Years                                  5.51

                        NORTHBROOK LIFE INSURANCE COMPANY
                          (HEREIN CALLED "WE" OR "US")


                       FIXED ACCOUNT CERTIFICATE AMENDMENT




THE FOLLOWING REPLACES THE FIXED ACCOUNT SUBSECTION IN THE ACCUMULATION PHASE SECTION OF YOUR CERTIFICATE:


FIXED ACCOUNT. Money in the fixed account will earn interest at the current rate in effect at the time of allocation or transfer to the fixed account for the guarantee period. We will offer a one year guarantee period. Other guarantee periods will be offered at our discretion. After the guarantee period, a renewal rate will be declared. Subsequent renewal dates will be on anniversaries of the first renewal date. The current rate and the renewal rate(s) will never be less than 3%.

Interest is credited to the fixed account daily during the accumulation phase. The rates we quote when referring to interest credits are effective annual interest rates. "Effective annual rate" means the yield earned when interest credits at the underlying daily rate have compounded for a full year.


THE FOLLOWING REPLACES THE TRANSFERS SUBSECTION IN THE ACCUMULATION PHASE SECTION OF YOUR CERTIFICATE:


TRANSFERS. Prior to the payout start date, you may transfer amounts between investment alternatives. You may make 12 transfers per certificate year without charge. Each transfer after the 12th transfer in any certificate year will be assessed a $25 transfer fee. Transfers are subject to the following restrictions:

     the minimum amount that may be transferred from an investment alternative is $100; if the total amount in an investment alternative is less than $100, the entire amount may be transferred;

     the minimum transfer to any one guarantee period of the fixed account is $500;

     the maximum amount which may be transferred from the fixed account to the variable account or between guarantee periods of the fixed account in any certificate year is limited to the greater of:

          25% of the value in the fixed account on the most recent certificate anniversary. If 25% of the most recent value is greater than zero but less than $1,000, then up to $1,000 may be transferred; or

          25% of the sum of purchase payments allocated to the fixed account and transfers to the fixed account, all as of the most recent certificate anniversary.

     if the first renewal interest rate is less than the current rate that was in effect at the time money was allocated or transferred to the fixed account, the 25% transfer restriction for that money and the accumulated interest thereon will be waived during the 60 day period following the first renewal date.

We reserve the right to waive the transfer restrictions contained in this Certificate.




     /s/ Michael J. Velotta                /s/ Louis G. Lower, II

         Secretary                              President

                        NORTHBROOK LIFE INSURANCE COMPANY
                           HEREIN CALLED ("WE OR US")

                      GROUP INSURANCE CERTIFICATE AMENDMENT


I. The third and fourth paragraphs in the Owner provision on page 4 of your Certificate are deleted and replaced by the following:

     You may change the owner or beneficiary at any time. If you are a natural person, you may change the annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, beneficiary or annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request from you. We are not responsible for the tax consequences of an owner, beneficiary or annuitant change.

II. The third paragraph in the Death of Owner or Annuitant provision on page 7 of your Certificate is deleted and replaced by the following:

     If any annuitant dies who is not also an owner, the owner must elect an applicable option listed below. If the option selected is 1(a) or 1(b)(ii) below, the new annuitant will be the youngest owner, unless the owner names a different annuitant.

     1.   IF THE OWNER IS A NATURAL PERSON:

          a. The owner may choose to continue this Certificate as if the death had not occurred; or

          b. If we receive due proof of death within 180 days of the date of the annuitant's death, then the owner may alternatively choose to:

          i.  Receive the Death Benefit in a lump sum; or

          ii. Apply the Death Benefit to an Income Plan which must begin within one year of the date of death and must be for a period equal to or less than the life expectancy of the owner.

     2.   IF THE OWNER IS A NON-NATURAL PERSON:

          The owner must receive the Death Benefit in a lump sum.

III. The following provision is added to the Free Withdrawal Amount provision on page 7 of your Certificate:


     Withdrawal charges will be waived on partial withdrawals taken to satisfy qualified plan required minimum distribution rules as described in the Internal Revenue Code. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.







Except as amended, the Certificate remains unchanged.






     /s/ Michael J. Velotta                /s/ Louis G. Lower, II

       Michael J. Velotta                      Louis G. Lower, II
            Secretary                              President

                        NORTHBROOK LIFE INSURANCE COMPANY

                          ENHANCED DEATH BENEFIT RIDER

This rider was issued because you selected the Enhanced Death Benefit for the death of any owner at the time you applied for this annuity. Unlike your current DEATH BENEFIT GUARANTEE, the Enhanced Death Benefit does not apply to the death of the annuitant if the annuitant is different than the owner (unless the owner is a non-natural person). The Death Benefit and Mortality and Expense Risk Charge provisions of your Certificate are modified as follows:

I. The Death Benefit will be the greatest of the values stated in the Death Benefit provision on page 7 of your Certificate, or the value of the Enhanced Death Benefit.


     The Enhanced Death Benefit is:

     A. On the date of issue, the Enhanced Death Benefit is equal to the initial purchase payment.

     B. On each certificate anniversary, but not beyond the certificate anniversary preceding all owner(s)' 75th birthday(s), the Enhanced Death Benefit will be recalculated as follows:

          _ The Enhanced Death Benefit as of the PRIOR certificate anniversary multiplied by 1.05 which results in an increase of 5% annually.

     C. Further, FOR ALL AGES, the Enhanced Death Benefit will be adjusted on each certificate anniversary, or upon receipt of a death claim, as follows:

          _ The Enhanced Death Benefit will be reduced by the percentage of any Account Value withdrawn since the prior certificate anniversary.

          _ Any additional purchase payments since the prior certificate anniversary will be added.


     The Enhanced Death Benefit will never be greater than the maximum death benefit allowed by any non-forfeiture laws which govern this Certificate.


II. The annualized mortality and expense risk charge of 1.25% stated on page 6 of your Certificate is changed. The annualized mortality and expense risk charge will never be greater than 1.38%.


Except as amended, the Certificate remains unchanged.




     /s/ Michael J. Velotta                /s/ Louis G. Lower, II


       Michael J. Velotta                     Louis G. Lower, II
            Secretary                             President

                        NORTHBROOK LIFE INSURANCE COMPANY
                          (HEREIN CALLED "WE" OR "US")


                      CERTIFICATE AMENDMENT FOR IRA PLANS

The following provisions are added to your Certificate:

1.   The owner of this Certificate must be the annuitant.

2.   You may not:

     a.   transfer;

     b.   sell;

     c.   assign;

     d.   discount; or

     e.   pledge

     this Certificate for any purpose.

3. Your rights in this Certificate are nonforfeitable. This Certificate is for the exclusive benefit of you and your beneficiaries.

4. Except as described below, the annual premium under the Certificate shall not exceed the lesser of $2,000 or 100% of compensation. In the case of a spousal IRA, the maximum contribution shall not exceed the lesser of $2,250 or 100% of compensation, but no more than $2,000 can be paid to either spouse's IRA. The exceptions are:

     a. The above limits shall not apply to "rollover contributions" as that term is described in Sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8) and 408(d)(3) of the Internal Revenue Code.

     b. In addition to any amounts you contribute, your employer can contribute annually up to the lesser of 15% of your compensation or $30,000 under 408(k) of the Internal Revenue Code.

     c. Any or all of the above contribution limits shall change in step with changes to such limits in the Internal Revenue Code.

5. Your entire interest must be or begin to be distributed by April 1 following the calendar year in which you reach age 70 1/2. The distribution may be made in a single sum or in periodic payments over:

     a.   your life; or

     b.   the lives of you and your "designated beneficiary"; or

     c.   a period certain not extending beyond your life expectancy; or

     d. a period certain not extending beyond the life expectancy of you and your "designated beneficiary".

     For purposes of this amendment "designated beneficiary" is the joint annuitant that you may name prior to the payout start date.

6. The minimum amount you are required to receive for any tax year is at least equal to:

     a.   the value of the Certificate at the end of the prior year; divided by

     b. your life expectancy (or the joint life and last survivor expectancy of you and your "designated beneficiary") using the age(s) as of your birthday(s) in that year.

7.   If your spouse is not the "designated beneficiary":

     a. the minimum amount you are required to receive beginning with the first calendar year for which distributions are required is:

          1)   the value of the Certificate at the end of the prior year;
               divided by
          2)   the lesser of:
               a)   the applicable life expectancy; or
               b) the applicable divisor contained in 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

b. if payments are made in the form of a period certain annuity, the maximum period certain at the required beginning date is defined in 1.401(a)(9)-2.

     c. if the payments are made in the form of joint and survivor annuity, the payment to the survivor must not exceed the applicable percentage as defined in 1.401(a)(9)-2.

8. For purposes of calculating the minimum annual distribution from this Certificate, life expectancies are determined by the return multiples contained in 1.72-9 of the Income Tax Regulations. Life expectancies of you and your spouse (if your spouse is the "designated beneficiary") may be recalculated annually. The life expectancy of a non-spousal "designated beneficiary" may not be recalculated.

     Your life expectancy and any spousal "designated beneficiary's" life expectancy will be redetermined annually using 1.72-9 unless you elect otherwise prior to the start of the required distributions.

     If you elect not to have life expectancies redetermined annually, then life expectancies will be calculated only once, at the time of the first payment, and will thereafter decrease at the rate of 1 year per year elapsed. If made, this election is irrevocable and will apply to all subsequent years.

9. If you die before distribution has begun and your beneficiary is your surviving spouse, your spouse must elect one of the following forms of distribution:

     a.   a life annuity; or

     b. one or more certain payments over a period no longer than his/her own life expectancy; or

     c.   treat the account as his/her own IRA.

     If the form of distribution elected is a. or b. above, equal or substantially equal payments will be made over your spouse's life or life expectancy. The form of distribution must be elected within five years after your death or the calendar year in which you would have attained age 70 1/2, whichever is earlier. If the form of distribution is a. or b. above, payments must commence within one year of your death or the year in which you would have attained age 70 1/2, whichever is later. If your surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from the account, or fails to elect any of the three forms of distribution listed above, c. is automatically assumed. Any amount paid to a child of the owner will be treated as if it were paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches age of majority.

10. If you die before distribution has begun and your beneficiary is not your surviving spouse, the beneficiary must either:

     a. start receiving payments within one year of your death as a life annuity or one or more certain payments over a period not longer than his/her life expectancy; or

     b.   have the proceeds totally distributed within five years of your death.

     Distribution will be made in equal or substantially equal payments over the life or life expectancy of your beneficiary.

11. For the purpose of the distribution rules described in the two preceding sections, the payments to be received by your beneficiary will be computed using the return multiples specified in section 1.72-9 of the Income Tax Regulations. Life expectancies of a surviving spousal beneficiary may be recalculated annually. The life expectancy of a non-spousal beneficiary may not be recalculated.

     If the beneficiary is your spouse, his/her life expectancy will be redetermined annually using 1.72-9 unless he/she elects otherwise prior to the start of the required distributions.

     If your spouse is the beneficiary and does not elect to have life expectancies redetermined annually, or if your beneficiary is not your spouse, then life expectancies will be calculated only once, at the time of the first payment, and will thereafter decrease at the rate of 1 year per year elapsed. If made, this election is irrevocable and will apply to all subsequent years.

12. If you die after distribution has begun, any remaining payments shall continue to be paid to your beneficiaries at least as rapidly as under the method of distribution in effect.



     /s/ Michael J. Velotta                /s/ Louis G. Lower, II

            Secretary                             President

                        NORTHBROOK LIFE INSURANCE COMPANY
                          (HEREIN CALLED "WE" OR "US")

                     CERTIFICATE AMENDMENT FOR UNISEX PLANS

All references to sex are deleted from your certificate.

The Income Payment Tables show the initial monthly income payment per $1,000 of cash value applied for each of the income plans listed in the Payout section. The tables below are to be used in place of "Income Plan 1 - Life with 120 Months Guaranteed" and "Income Plan 2 - Joint and Survivor" tables in the Income Payment Tables section. The Unisex Income Payment Tables below are based on 3% interest and an 80% female, 20% male blend of the sex distinct 1983 Table a Annuity Mortality Tables with the following age adjustment. The age(s) of the annuitant and any joint annuitant at his or her last birthday on or prior to the payout start date will be set back one year for each six full years between January 1, 1983 and the payout start date. Income payments for ages not shown in this section will be determined on a basis consistent with that used to determine those that are shown.


                                           INCOME PLAN 1 - LIFE WITH 120 MONTHS GUARANTEED

                                        First Income Payment for Each $1,000 of Cash Value
-----------------------------------------------------------------------------------------------------------------------------
  Annuitant's                                 Annuitant's                                Annuitant's
      Age                 Amount                  Age                 Amount                 Age                  Amount
-----------------------------------------------------------------------------------------------------------------------------

       35                 $3.29                   49                  $3.89                   63                  $5.08
       36                  3.32                   50                   3.95                   64                   5.20
       37                  3.35                   51                   4.01                   65                   5.34
       38                  3.38                   52                   4.08                   66                   5.47
       39                  3.42                   53                   4.15                   67                   5.61
       40                  3.46                   54                   4.22                   68                   5.77
       41                  3.50                   55                   4.30                   69                   5.93
       42                  3.54                   56                   4.37                   70                   6.09
       43                  3.58                   57                   4.47                   71                   6.26
       44                  3.63                   58                   4.55                   72                   6.44
       45                  3.68                   59                   4.64                   73                   6.63
       46                  3.73                   60                   4.75                   74                   6.81
       47                  3.78                   61                   4.85                   75                   7.00
       48                  3.83                   62                   4.97



                                                 INCOME PLAN 2 - JOINT AND SURVIVOR

                                            First Income Payment for Each $1,000 of Cash Value
--------------------------------------------------------------------------------------------------------------------------------
  Annuitant's                                             Joint Annuitant's Age
     Age        ----------------------------------------------------------------------------------------------------------------
                    35         40           45            50           55           60           65           70           75
--------------------------------------------------------------------------------------------------------------------------------

      35          $3.07       3.12         3.17          3.20         3.23         3.25         3.26         3.27         3.28
      40           3.12       3.20         3.26          3.32         3.36         3.39         3.42         3.44         3.45
      45           3.17       3.26         3.35          3.44         3.51         3.56         3.61         3.64         3.66
      50           3.20       3.32         3.44          3.55         3.66         3.75         3.82         3.88         3.91
      55           3.23       3.36         3.51          3.66         3.81         3.95         4.07         4.17         4.23
      60           3.25       3.39         3.56          3.75         3.95         4.16         4.34         4.50         4.62
      65           3.26       3.42         3.61          3.82         4.07         4.34         4.62         4.88         5.09
      70           3.27       3.44         3.64          3.88         4.17         4.50         4.88         5.27         5.63
      75           3.28       3.45         3.66          3.91         4.23         4.62         5.09         5.63         6.20





     /s/ Michael J. Velotta                /s/ Louis G. Lower, II

            Secretary                             President

                        NORTHBROOK LIFE INSURANCE COMPANY
                          (HEREIN CALLED "WE" OR "US")

                   AMENDATORY ENDORSEMENT FOR 403(B) ANNUITIES


The following provisions are added to your Certificate:

1.   The owner of this Certificate must be the annuitant.

2.   You may not:

     a.   transfer;

     b.   sell;

     c.   assign;

     d.   discount; or

     e.   pledge

     this Certificate for any purpose, to any person but us.

3. Account balances accruing after December 31, 1986 must begin to be paid out by the April 1 after the calendar year in which you reach age 70 1/2. The distribution may be made in a single sum or in periodic payments.

     a.   The payments must be over:

          1)   your life; or

          2)   the lives of you and your "designated beneficiary"; or

          3)   a period certain not extending beyond your life expectancy; or

          4) a period certain not extending beyond the life expectancy of you and your "designated beneficiary".

     For the purpose of this amendment, the "designated beneficiary" is the natural person that you name prior to the payout start date.

     b.   The minimum amount you are required to receive for any tax year is:

          1) the account balance of the Certificate at the end of the prior year, divided by;

          2) your life expectancy (or the joint and last survivor expectancy of you and your "designated beneficiary") using the age(s) as of your birthday(s) in that year.

4. For account balances accruing after December 31, 1988 distributions of contributions made under a salary reduction agreement may only occur upon:

     a.   or after attainment of age 59 1/2; or

     b.   separation from service; or

     c.   death; or

     d.   disability (as defined in Internal Revenue Code Section 72(m)(7)); or

     e.   hardship.

     In the case of hardship distributions, earnings due to these purchase payments cannot be withdrawn. The plan administrator will be responsible for determining whether an individual's circumstances meet the definition of hardship as set forth in the Internal Revenue Code and Regulations.

5.   For the purpose of this amendment, "account balances" includes:

     a.   any contributions made after the specified date:

          1)   December 31, 1986; or

          2)   December 31, 1988

          whichever is applicable; and

     b.   all earnings credited after the specified date.

You are permitted to directly rollover all or a portion of any eligible rollover distribution which you receive, to an eligible retirement plan (i.e., IRA, 401(a), or 403(b) ). In the case of an eligible rollover distribution to your surviving spouse, an eligible retirement plan is limited to an IRA.

An eligible rollover distribution is any distribution from your account except:

1. one of a series of payments pursuant to a life or a joint life income option, or

2. one of a series of payments pursuant to a period certain income option based on your life expectancy (or joint life expectancy of you and your designated beneficiary), or

3. one of a series of substantially equal periodic payments for a specified period of ten years or more, or

4. one that qualifies as a required minimum distribution as defined by section 401(a)(9) of the Internal Revenue Code.




     /s/ Michael J. Velotta                /s/ Louis G. Lower, II

           Secretary                      Chief Executive Officer